                                                                   Exhibit 15(b)



                               Arthur Andersen LLP
                                 Houston, Texas



February 9, 2001




Sysco Corporation:


We are aware that Sysco Corporation has incorporated by reference in its Registration Statements on Form S-3 (333-52897 and 333-48686), Form S-4 (333-30050, 333-54940, 333-53510 and 333-50842) and Form S-8 (33-10906,
2-76096, 33-45804, 33-45820, 333-1259, 333-1255, 333-1257, 333-27405, 333-66987
and 333-49840) its Form 10-Q for the quarter ended December 30, 2000, which includes our report dated February 9, 2001 covering the unaudited interim financial information contained herein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ Arthur Andersen LLP